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BEACON ROOFING SUPPLY, INC.
(Name of Registrant as Specified In Its Charter)

QXO, INC.

BRAD JACOBS

Ihsan Essaid

Matt Fassler

Mark Manduca

Sheree Bargabos

Paul A. Camuti

Karel Czanderna

Jonathan F. Foster

Mauro Gregorio

Michael C. Lenz

Teresa May

Stephen D. Newlin

Joseph W. Reitmeier

Wendy Whiteash

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On March 7, 2025, Brad Jacobs, Chairman and CEO of QXO, Inc., issued the following LinkedIn post.

To the Beacon Roofing Supply team,   I know this might be a stressful time for all of you. Uncertainty is never easy, and right now, it’s still up in the air whether QXO will be successful in our effort to acquire Beacon. I want to acknowledge that and assure you of one thing: if we are fortunate enough to move forward, our first priority will be listening to you.   Let me also be clear—our beef with Beacon is not with the employees. It’s about the decisions being made at the board level. We have tremendous respect for the entire team that has built this company and for the dedication you bring to it every day. If we do acquire Beacon, our goal will be to build on that foundation.   The very first thing my leadership team and I would do is embark on a listening tour. While we’ve been highly successful in running businesses across different industries, you are the true experts about all the nuances of the roofing distribution business. You have the collective expertise that attracted us to Beacon in the first place.   If I have the privilege of leading this company, my immediate focus would be to hear from each and every one of you the answers to two key questions:   1) What has Beacon been doing really well—things we’d be crazy to change? 2) Where can we improve—whether it’s delighting customers, outpacing the competition, raising morale, enhancing compensation plans, or anything you know will make Beacon the best building products distributor in the industry?   My teams and I have completed around 500 acquisitions across different industries, and in every case, we’ve discovered a huge wealth of fantastic ideas from employees—ideas that, when acted upon, made the business much stronger. Tapping into all those extremely valuable ideas is actually the most important secret of our success.   No matter how this turns out, I sincerely wish you the very best. If we do get the opportunity to work together, you’ll find that my leadership style is centered on asking questions, listening carefully, and making decisions based on the collective wisdom of the team.   I hope to meet you all soon!   Kind regards, Brad https://www.qxo.com/beacon